Exhibit 99.1

FOR IMMEDIATE RELEASE

MF Global Amends and Extends Unsecured Committed Revolving Credit Facility

NEW YORK, June 30, 2010 — MF Global Holdings Ltd. (NYSE: MF), a leading brokerage firm offering customized solutions in global cash, derivatives and related markets, today announced the company has successfully completed an amendment to its unsecured committed revolving credit facility (“liquidity facility”).

Following the amendment, MF Global has a $1.2 billion liquidity facility. Of that amount, $690 million has been extended to June 15, 2014 while $511 million retains the existing facility maturity of June 15, 2012. Pricing with respect to the outstanding borrowings under the extended commitments is Libor plus 275 basis points whereas pricing for the outstanding borrowings under the non-extended commitments remains Libor plus 200 basis points. As of June 29, 2010, MF Global had $443 million in outstanding borrowings under the liquidity facility with a weighted blended rate of Libor plus 243 basis points.

“This amendment and extension continues MF Global’s proactive efforts to enhance the company’s capital structure,” said Randy MacDonald, Chief Financial Officer. “We appreciate the support we received from existing and new lenders and are pleased with the size, maturity and pricing of the facility. We believe the new facility more than supports our long-term liquidity requirements, reduces refinancing risk and provides us flexibility as we drive toward greater growth and profitability.”

MF Global’s total pro-forma available liquidity at March 31, 2010 was $2.7 billion.

About MF Global

MF Global Holdings Ltd. (NYSE: MF) is one of the world’s leading cash and derivatives brokerage firms, providing seamless execution, clearing, and settlement services in exchange-traded and over-the-counter markets. A leader by volume on multiple exchanges, the firm delivers insight and access across a broad range of products. MF Global helps its diverse client base meet their unique trading and hedging needs through customized solutions, market expertise, and value-added research. For more information, please visit www.mfglobal.com.

Investor Contact:

Lisa Kampf                 +1 212.589.6592 lkampf@mfglobal.com

Media Contact:

Maria Gemskie           +1 312.548.1286 mgemskie@mfglobal.com